Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 9, 2018, relating to the consolidated financial statements of Pacific Gas and Electric Company and subsidiaries (“the Company”) and consolidated financial statement schedule of the Company (which report on the consolidated financial statements and consolidated financial statement schedule expresses an unqualified opinion and includes an Emphasis of Matter paragraph referring to the Northern California wildfires that occurred in October 2017 that may result in material losses or penalties to the Company), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Gas and Electric Company for the year ended December 31, 2017.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
April 2, 2018